PRESS RELEASE		FOR IMMEDIATE RELEASE

CONTACT:	Maurice Cox 402-444-1630	NASDAQ: APRO

Jack Cassidy 212-935-8760

America First Apartment Investors, Inc. To Acquire The Arbors of Dublin in
Columbus, Ohio for $17.2 Million; Well-Located Garden Style Apartment Complex
Will Strengthen APRO’s Multifamily Portfolio

OMAHA, Neb.—(BUSINESS WIRE)—March 6, 2006—America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced it has signed a purchase and sale agreement to acquire The Arbors of Dublin, a 288 unit garden style apartment complex located in Dublin, Ohio, for $17.2 million in cash. The transaction is expected to close by March 27, 2006.

“The acquisition of The Arbors at Dublin represents a continuation of our strategic plan to selectively expand our multifamily apartment portfolio with well-located quality assets offering positive growth prospects,” stated Jack Cassidy, APRO’s Chief Executive Officer. “This purchase will add a second apartment community to our asset base in metro Columbus, Ohio. Located in the Dublin submarket of northwest Columbus, and within the desirable Dublin City School district, this property will offer excellent near- and long-term revenue growth potential. Fourteen major employers with more than 500 employees each are located within a five mile radius of the property. We believe this property has the potential to achieve significant revenue growth through addressing deferred maintenance issues, adding selective capital improvements and improving property management operations.”

Mr. Cassidy continued, “The acquisition of The Arbors, combined with the recent acquisition of The Greenhouse Apartments in Omaha, Nebraska, will complete the redeployment of sales proceeds from our sale of St. Andrews in Orlando, Florida and will allow APRO to defer recognition of most of the $20 million taxable gain from that sale. We expect the redeployment of the St. Andrews sales proceeds to acquire these two properties will be accretive to our funds from operation immediately.”

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.